UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C.  20549

                     SCHEDULE 13G

           Under the Securities Exchange Act of 1934

          Healthcare Financial Partners, Inc. (HCFP)

                     (Name of Issuer)

          Common Stock, par value $.01 per share

             (Title of Class of Securities)

                  CUSIP No. 42219W108
                     (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE

                       SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Capital Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     California

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     466,237

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     466,237

9 Aggregate Amount Beneficially Owned By Each Report-ing Person

     466,237

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     7.9%

12   Type of Reporting Person*

     PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     R.R. Capital Partners, L.P.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     83,256

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     83,256

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     83,256

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     1.4%

12   Type of Reporting Person*

     PN

        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Farallon Partners, L.L.C.

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     Delaware

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     00

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13G


CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Enrique H. Boilini

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     Argentina

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G


CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David I. Cohen

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     South Africa

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Joseph F. Downes

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                       SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Fleur E. Fairman

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G



CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Jason M. Fish

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                             SCHEDULE 13G


CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Andrew B. Fremder

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

           *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE

                             SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     William F. Mellin

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Stephen L. Millham

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

            *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Meridee A. Moore

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9    Aggregate Amount Beneficially Owned By Each
     Reporting Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


PAGE

                       SCHEDULE 13G

CUSIP NO. 42219W108

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Thomas F. Steyer

2    Check the Appropriate Box if a Member of a Group*

     (a)

     (b) /x/

3    SEC Use Only

4    Citizenship or Place of Organization

     United States

     Number of Shares Beneficially Owned By Each
     Reporting Person With

5    Sole Voting Power

     -0-

6    Shared Voting Power

     549,493

7    Sole Dispositive Power

     -0-

8    Shared Dispositive Power

     549,493

9 Aggregate Amount Beneficially Owned By Each Report-ing Person

     549,493

10   Check Box if the Aggregate Amount in Row (11)
     Excludes Certain Shares*

11   Percent of Class Represented by Amount in Row (11)

     9.3%

12   Type of Reporting Person*

     IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Issuer

      (a)   Name of Issuer:

            Healthcare Financial Partners, Inc.
            ("Issuer")

      (b)   Address of Issuer's Principal Executive
            Offices:

            2 Wisconsin Circle
            Suite 320
            Chevy Chase, MD 20815

Item 2.  Identity and Background.

      A.    Farallon Capital Partners, L.P. ("FCP")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for FCP is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for FCP is
                 incorporated herein for reference.

            (d)  Common Stock, par value $.01 per share
                 ("Common Stock")

            (e)  CUSIP # 42219W108

      B.    R.R. Capital Partners, L.P. ("RR")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for RR is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for RR is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

PAGE

      C.    Farallon Partners, L.L.C. ("FPLLC")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for FPLLC is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for FPLLC is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      D.    Enrique H. Boilini ("Boilini")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Boilini is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 75 Holly Hill Lane
                 Greenwich, CT 06830

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Boilini is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      E.    David I. Cohen ("Cohen")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Cohen is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Cohen is
                 incorporated herein for reference.

            (d)  Common Stock

PAGE

            (e)  CUSIP # 42219W108

      F.    Joseph F. Downes ("Downes")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Downes is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Downes is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      G.    Fleur E. Fairman ("Fairman")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Fairman is
                 incorporated herein by reference.

            (b)  933 Park Avenue
                 New York, New York 10028

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Fairman is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      H.    Jason M. Fish ("Fish")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Fish is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Fish is
                 incorporated herein for reference.

PAGE

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      I.    Andrew B. Fremder ("Fremder")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Fremder is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Fremder is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      J.    William F. Mellin ("Mellin")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Mellin is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Mellin is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      K.    Stephen L. Millham ("Millham")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Millham is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

PAGE

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Millham is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      L.    Meridee A. Moore ("Moore")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Moore is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Moore is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      M.    Thomas F. Steyer ("Steyer")

            (a)  The information set forth in Row 1 of
                 the cover page hereto for Steyer is
                 incorporated herein by reference.

            (b)  c/o Farallon Capital Management, L.L.C.
                 One Maritime Plaza
                 Suite 1325
                 San Francisco, CA  94111

            (c)  The information set forth in Row 4 of
                 the cover page hereto for Steyer is
                 incorporated herein for reference.

            (d)  Common Stock

            (e)  CUSIP # 42219W108

      FCP, RR, FPLLC, Boilini, Cohen, Downes, Fairman,
Fish, Fremder, Mellin, Millham, Moore and Steyer are each individually a "Reporting Person".

Item 3.     If this statement is filed pursuant to Rule
            13d-1(b), or 13d-2(b), check whether the person filing is a:

PAGE

      (a) Broker or Dealer registered under Section 15 of the Act

      (b)   Bank as defined in section 3(a)(6) of the Act

      (c)   Insurance Company as defined in Section
            3(a)(19) of the Act

      (d)   Investment Company registered under Section
            8 of the Investment Company Act

      (e)   Investment Adviser registered under Section
            203 of the Investment Advisers Act of 1940

      (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
            Retirement Income Security Act of 1974 or
            Endowment Fund; see Section
            240.13d-1(b)(1)(ii)(F)

      (g)   Parent Holding Company, in accordance with
            Section 240.13d-1(b)(ii)(G) (Note:  See Item
            7)

      (h)   Group, in accordance with Section
            240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

      (a)   Amount Beneficially Owned:

            The information set forth in Row 9 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      (b)   Percent of Class:

            The information set forth in Row 11 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      (c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the
                 vote:

                 The information set forth in Row 5 of
                 the cover page hereto for each Reporting
                 Person is incorporated herein by
                 reference for each such Reporting
                 Person.

            (ii) shared power to vote or to direct the
                 vote:

PAGE

                 The information set forth in Row 6 of
                 the cover page hereto for each Reporting
                 Person is incorporated herein by
                 reference for each such Reporting
                 Person.

          (iii)  sole power to dispose or to direct the
                 disposition of:

                 The information set forth in Row 7 of
                 the cover page hereto for each Reporting
                 Person is incorporated herein by
                 reference for each such Reporting
                 Person.

           (iv) shared power to dispose or to direct the disposition of:

                 The information set forth in Row 8 of
                 the cover page hereto for each Reporting
                 Person is incorporated herein by
                 reference for each such Reporting
                 Person.

      The Shares reported hereby for FCP and RR are owned directly by such entities. FPLLC, as general partner of FCP and RR, may be deemed to be the beneficial owner of all such Shares. Each of Boilini, Cohen, Downes,
Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC, to be the beneficial owner of all such Shares. Each of FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin,
Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

Item 5.     Ownership of Five Percent or Less of a Class

            N.A.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

            N.A.

Item 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on By the Parent Holding Company

            N.A.

Item 8. Identification and Classification of Members of the Group

            N.A.

Item 9.     Notice of Dissolution of Group

            N.A.

PAGE
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Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

PAGE

                         SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997


                    /s/ Thomas F. Steyer
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as
                    General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    and R.R. CAPITAL PARTNERS, L.P.,
                    By Thomas F. Steyer,
                    Senior Managing Member



                    /s/ Thomas F. Steyer
                    Thomas F. Steyer,
                    individually and as
                    attorney-in-fact for each
                    of Enrique H. Boilini, David I.
                    Cohen, Joseph F. Downes,
                    Fleur E. Fairman, Jason M. Fish,
                    Andrew B. Fremder, William
                    F. Mellin, Stephen L.
                    Millham, and Meridee A. Moore.